Filed pursuant to Rule 424(b)(5)

Registration No. 333-269289

Prospectus Supplement

(To the Prospectus dated January 27, 2023)

COSMOS HEALTH INC.

782,610 Shares of Common Stock Issuable Upon the Exercise of Common Warrants

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This prospectus supplement updates, supersedes and amends certain information contained in the prospectus dated January 27, 2023 (the “Prospectus”), relating to the resale by two Selling Shareholders named therein of up to 782,610 shares of our common stock, par value $0.001 per share, issuable upon exercise of the common stock purchase warrants, which were initially issued pursuant to the Securities Purchase Agreement, dated as of December 19, 2022, or the Securities Purchase Agreement, by and between Cosmos Health Inc. and the Selling Shareholders named herein. Such common stock purchase warrants are collectively referred to as the Existing Warrants, and the shares of Common Stock underlying the common stock purchase warrants are collectively referred to herein as the Warrant Shares. The Warrant Shares were registered on behalf of the Selling Shareholders, to be offered and sold from time to time, to satisfy certain registration rights that we have granted to the Selling Shareholders pursuant to the Securities Purchase Agreement.

This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or used in connection with, the Prospectus, including any amendments or supplements thereto. We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Our common stock is listed on the NASDAQ Capital Market under the symbol “COSM.” On July 19, 2023, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.48 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” in the Original Prospectus and documents incorporated therein by reference for a discussion of such risk factors, which factors should be read carefully in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

AMENDMENTS TO

EXISTING WARRANTS

This Supplement is being filed to disclose the following:

On July 21, 2023, we entered into an Amendment No. 1 to Common Stock Purchase Warrant (the “Amendment”) with the two Selling Shareholders under Securities Purchase Agreements for shares of common stock registered for resale under our registration statement on Form S-1 (Registration No. 333-269289). In connection with the Amendment, the Company agreed to amend certain outstanding warrants to purchase up to an aggregate of 782,610 shares of common stock that were previously issued, with an exercise price of $11.50 per share, to reduce such exercise price to $2.75 per share and extend the termination date to January 21, 2029, in consideration for their purchase of approximately $4,800,000 of common stock , Pre-Funded Warrants and Common Stock Warrants in a registered direct offering and concurrent private placement.

Under the Amendment, with respect to Existing Warrants to purchase up to an aggregate of 782,610 shares of common stock held by the Selling Shareholders under the Securities Purchase Agreements, the Company agreed to (i) lower the exercise price of such Existing Warrants from $11.50 to $2.75 per share, and (ii) extend the original expiration date of such Existing Warrants to 5.5 years following the closing of the Registered Direct Offering. These amendments will become effective on the closing of the Registered Direct Offering, when each investor has satisfied its purchase commitment to the Company, which is expected to occur on July 21, 2023.

Prospectus supplement

dated July 21, 2023